Exhibit 10.13





                                LEASE AGREEMENT



                                 BY AND BETWEEN




                           APA PROPERTIES NO. 6, L.P.
                                   ("Lessor")

                                      AND

                                CYBERCASH, INC.
                                   ("Lessee")





                              Isaac Newton Square
                                  Building W-2
                            Reston, Virginia  20190

                              ISAAC NEWTON SQUARE

                                LEASE AGREEMENT



                               Table of Contents
1. PREMISES:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
2. TERM; OPTIONS TO RENEW:  . . . . . . . . . . . . . . . . . . . . . .  1
3. RENT:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
4. REPAIR AND MAINTENANCE:  . . . . . . . . . . . . . . . . . . . . . .  3
5. COMPLIANCE WITH REQUIREMENTS OF LAW: . . . . . . . . . . . . . . . .  4
6. UTILITIES: . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
7. ALTERATIONS: . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
8. ACCESS:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
9. SIGNAGE: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
10. USE:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
11. LIABILITY:  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
12. SURRENDER AND TERMINATION:  . . . . . . . . . . . . . . . . . . . .  6
13. INDEMNITY:  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
14. NO WAIVER:  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
15. SUBORDINATION:  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
16. INSURANCE:  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
17. DEFAULT:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
18. LESSOR'S REMEDIES:  . . . . . . . . . . . . . . . . . . . . . . . .  9
19. DESTRUCTION - FIRE OR OTHER CAUSE:  . . . . . . . . . . . . . . . . 10
20. LEGAL FEES: . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
21. CONDEMNATION: . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
22. ASSIGNMENT AND SUBLETTING:  . . . . . . . . . . . . . . . . . . . . 12
23. PARKING:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
24. KEYS: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
25. MECHANICS' LIENS: . . . . . . . . . . . . . . . . . . . . . . . . . 15
26. NOTICES:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
27. LESSEE'S PROPORTIONATE SHARE: . . . . . . . . . . . . . . . . . . . 15
28. SECURITY SERVICES:  . . . . . . . . . . . . . . . . . . . . . . . . 17
29. "AS IS":  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
30. WAIVER OF JURY AND COUNTERCLAIM:  . . . . . . . . . . . . . . . . . 17
31. SECURITY DEPOSIT: . . . . . . . . . . . . . . . . . . . . . . . . . 18
32. VIRGINIA LAW: . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
33. BROKER: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
34. RECORDING:  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
35. RULES AND REGULATIONS:  . . . . . . . . . . . . . . . . . . . . . . 19
36. FAILURE TO DELIVER POSSESSION:  . . . . . . . . . . . . . . . . . . 19
37. WAIVER OF LIABILITY:  . . . . . . . . . . . . . . . . . . . . . . . 20
38. RIGHT OF LESSOR TO DISCHARGE OBLIGATIONS OF LESSEE: . . . . . . . . 21
39. SERVICE CONTRACTS:  . . . . . . . . . . . . . . . . . . . . . . . . 21
40. BINDING ON SUCCESSORS, ETC.:  . . . . . . . . . . . . . . . . . . . 21
41. LATE CHARGE:  . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
42. ATTORNMENT: . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
43. EXECUTION OF LEASE: . . . . . . . . . . . . . . . . . . . . . . . . 22
44. MORTGAGEE PROTECTION CLAUSE:  . . . . . . . . . . . . . . . . . . . 22
45. PARTIAL INVALIDITY: . . . . . . . . . . . . . . . . . . . . . . . . 22
46. HOLDING OVER: . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
47. HAZARDOUS MATERIALS:  . . . . . . . . . . . . . . . . . . . . . . . 22
48. ESTOPPEL CERTIFICATE: . . . . . . . . . . . . . . . . . . . . . . . 23
49. FINANCIAL STATEMENTS: . . . . . . . . . . . . . . . . . . . . . . . 24
50. QUIET ENJOYMENT; ACCESS:  . . . . . . . . . . . . . . . . . . . . . 24
51. ROOFTOP ACCESS: . . . . . . . . . . . . . . . . . . . . . . . . . . 24
52. GENERATOR INSTALLATION: . . . . . . . . . . . . . . . . . . . . . . 26

Exhibit A - Demised Premises
Exhibit B - Rules and Regulations
Exhibit C - Work Agreement
Exhibit D - Antenna Area
Exhibit E - Form of Current Lender's Subordination Nondisturbance and Attornment Agreement
Exhibit F - Standard Form of Letter of Credit
Exhibit F-1 -- Approved Form of Letter of Credit

                              ISAAC NEWTON SQUARE



                                LEASE AGREEMENT



         THIS LEASE AGREEMENT (this "Lease") made and entered into this August 11, 1998, by and between APA PROPERTIES NO. 6, L.P., a Delaware limited partnership, (hereinafter referred to as "Lessor"), c/o its Agent Peter Lawrence of Virginia, Inc. ("Agent"), 11440 Isaac Newton Square North, Suite 208, Reston, Virginia 20190, and CYBERCASH, INC., a Delaware corporation, having a notice address at 2100 Reston Parkway, Third Floor, Reston, Virginia, hereinafter referred to as "Lessee".



                              W I T N E S S E T H:



         1.      PREMISES:

         Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the space shown on Exhibit A, in the building commonly known as Isaac Newton Square, Building W-2 ("Building") having a mailing address of 1916 Isaac Newton Square West, Reston, Virginia, 20190 which space contains an "agreed upon" Ten Thousand Five Hundred Forty-Five (10,545) square feet of gross rentable space and is hereinafter referred to as the "Demised Premises" or the "Premises", which square footage was determined in accordance with the Building Owners' and Managers' Association (1996) Standard Method for Measuring Floor Area in Office Buildings. The Building is located in an office park (the "Office Park") commonly known as "Isaac Newton Square". Lessee's interest in this Lease is subject to all convenants and restrictions of record and all applicable zoning, municipal, county, state and federal laws, statutes, codes, ordinances, rules and regulations affecting Isaac Newton Square. The term "Land", as used in this Lease, shall mean the tax lot on which the Building is located and all appurtenances thereto. The Demised Premises is shown on Exhibit A, attached to this Lease and made a part hereof.

         2.      TERM; OPTIONS TO RENEW:

                 (a) Lessor shall deliver the Demised Premises to Lessee promptly after the full execution and delivery of this Lease and Lessee shall accept the same in their "as is" condition on the date the Demised Premises are delivered to Lessee. The Term shall commence on August 15, 1998 (the "Lease Commencement Date") and shall continue for fifty-five and one-half (55 1/2) full calendar months thereafter. Accordingly, the Term shall expire on March 31, 2003.

                 (b) All of the terms and conditions set forth in this Lease shall be in full force and effect from and after the full execution and delivery of this Lease. "Lease Year" shall mean a period of twelve (12) consecutive months commencing on the Lease Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Lease Commencement Date is not the first day of a month, then the first Lease Year shall commence on the Lease Commencement Date and shall continue for the balance of the month in which the Lease Commencement Date occurs and for a period of twelve (12) months thereafter.

                 (c) Lessor hereby grants to Lessee the conditional right, exercisable at Lessee's option, to renew the term of this Lease for two (2) successive terms of two (2) years each. If exercised, and if the conditions applicable thereto have been satisfied, the first such renewal term (the "First Renewal Term") shall commence immediately following the end of the initial Lease Term provided in clause (a) above, and the second renewal term (the "Second Renewal Term") shall commence immediately following the end of the First Renewal Term. The rights of renewal herein granted to Lessee shall be subject to, and shall be exercised in accordance with, the following terms and conditions:

                          (i)     Lessee shall exercise its right of renewal
with respect to a Renewal Term by giving Lessor written notice thereof not earlier than fifteen (15) months nor later than twelve (12) months prior to the expiration of the then-current term of this Lease. Base Rent payable during the first Lease Year of the First Renewal Term shall be One Hundred Nine Thousand Fifty-One and 64/100 Dollar ($109,051.64), and Base Rent payable during the second Lease Year of the First Renewal Term shall be One Hundred Thirteen Thousand Four Hundred Thirteen and 71/100 Dollars ($113,413.71). If Lessee elects to renew the Term of this Lease for the Second Renewal Term, then within two months after Lessor's timely receipt of such notice, Lessor shall provide Lessee with Lessor's determination of the annual base rent which shall be payable during each year of the Second Renewal Term. The parties shall have thirty (30) days after Lessee's receipt of such determination in which to agree on such annual base rent. Among the factors to be considered by the parties during such negotiations shall be the general office rental market in Reston, Virginia, the rental rates then being quoted by Lessor to comparable tenants for comparable space in the Office Park, and the rents being charged similar tenants for similar office space in similar multi-tenanted buildings. In no event, however, shall Lessor be under any obligation to agree to a base rent for any Lease Year of such Second Renewal Term which is less than the Base Rent in effect under this Lease during the Lease Year immediately preceding the commencement of such Second Renewal Term. If during such thirty (30) day period the parties agree on such annual base rent payable during each year of such Second Renewal Term, then they shall promptly execute an amendment to this Lease stating the rent so agreed upon. If during such thirty (30) day period the parties are unable, for any reason whatsoever, to agree on such annual base rent payable, then Lessee's rights with respect to the Second Renewal Term shall lapse and be of no further force or effect.

                          (ii)    If any renewal notice is not given timely,
then Lessee's right of renewal with respect to the applicable Renewal Term shall lapse and be of no further force or effect.

                          (iii)   If an Event of Default (as defined in Section
17) exists under this Lease on the date Lessee sends a renewal notice or any time thereafter until a Renewal Term is to commence, then, at Lessor's election, such Renewal Term shall not commence and the term of this Lease shall expire at the expiration of the then-current term of this Lease.

                          (iv)    If Lessee's right of renewal with respect to
a Renewal Term lapses for any reason, then Lessee's right of renewal with respect to any subsequent Renewal Term shall similarly lapse and be of no further force or effect. Lessee's renewal rights set forth in this Section 2(c) shall apply to the entire Premises only.

                          (v)     If at any time fifty percent (50%) or more of
the square feet of rentable area of the Premises has been subleased or assigned to other than a successor corporation or a related corporation (as each is defined in Section 22(b)) or any entity described in Section 22(f) (collectively, "Excluded Subtenants"), or if this Lease has been terminated with respect to any such portion, then Lessee's rights pursuant to this Section shall lapse and be of no further force or effect.

                          (vi)    Lessee's rights of renewal under this Section
may be exercised only by Lessee and may not be exercised by any transferee, sublessee or assignee of Lessee (other than a successor corporation or a related corporation, as defined in Section 22(b)).

         3.      RENT:

         Commencing upon the Lease Commencement Date, Lessee shall pay to Lessor annual base rent ("Base Rent") for the Demised Premises as follows:

PERIOD                            ANNUAL AMOUNT                  MONTHLY AMOUNT
------                            -------------                  --------------
First Lease Year                    $89,632.50                     $7,469.38
Second Lease Year                   $93,217.80                     $7,768.15
Third Lease Year                    $96,946.51                     $8,078.88
Fourth Lease Year                  $100,824.37                     $8,402.03
Fifth Lease Year                   $104,857.35                     $8,738.11


                 (a) Annual Base Rent stipulated for each of the applicable lease years shall be paid in equal one-twelfth (1/12th) installments in advance on the first day of each calendar month for the applicable Lease Year. Notwithstanding the foregoing sentence to the contrary, if the Lease Commencement Date is not the first day of a month, then, in addition to the amount set forth above as the annual Base Rent for the first Lease Year, for each day of such partial month, Lessee shall pay one three hundred sixty-fifth (1/365) of such annual Base Rent in advance on the Lease Commencement Date. Base Rent and all other items of rent or payments due Lessor under this Lease shall be paid to Lessor at the address of Lessor set forth above or at such other address and/or to such other party as Lessor may, from time to time, designate by written notice to Lessee in the manner hereafter set forth.

                 (b) Simultaneously with Lessee's execution of this Lease, Lessee shall deliver to Lessor the initial security deposit required by paragraph 31 of this Lease.

                 (c) Simultaneously with Lessee's execution of this Lease, Lessee shall deliver to Lessor a check, which shall be accepted by Lessor subject to collection, in the amount of Seven Thousand Four Hundred Sixty-Nine-and 38/100 Dollars ($7,469.38), representing payment of one (1) month of Base Rent in advance.

                 (d) Lessee covenants and agrees to pay all licenses, taxes, sales taxes and assessments of every kind and character imposed by any governmental body, on, against or in connection with the operation of the business conducted on the Demised Premises, or against Lessee's property in or on the Demised Premises or on any installment of Base Rent or item of additional rent or other charge payable by Lessee under this Lease.

         4.      REPAIR AND MAINTENANCE:

         Lessor shall (other than for any repairs or replacements required as a result of the acts or failure to act as required by this Lease or negligence of Lessee, its agents, officers and its and their employees or invitees) maintain in good condition the roof, foundation and structure of the Building as well as all landscaping, curbing, sidewalks, roads, parking areas, driveways and all exterior areas used in common by the tenants of the Building and generally keep the same clean. Lessee will maintain in good order, condition and repair the entire Demised Premises (interior and exterior), including, without limitation, overhead loading doors, electrical, heating, ventilating, air-conditioning, sprinkler and lighting and plumbing systems and fire/life safety in the Demised Premises and replace parts and materials as required; provided, however, that, provided Lessee has complied with its maintenance and repair obligations set forth in this Lease and no Event of Default otherwise exists, Lessee shall not be required to replace or repair any capital items located within and serving only the Premises (e.g. building systems or components thereof) that first malfunction during the last twelve (12) months of the Lease Term (as the same may be extended), unless Lessor reasonably determines that (a) the malfunction was caused by Lessee's negligence, or (b) the cost of the replacement or repair is one thousand dollars ($1,000) or less per item, or (c) the failure promptly to replace any such item might compromise the safety or lawful occupancy of the Premises or the Building or cause waste to occur therein which waste, if not promptly repaired, would cause further deterioration or disrepair. Lessee shall, at its own expense, keep the Demised Premises in good repair, order and clean and, at its own expense, will remove all refuse and garbage therefrom. Garbage and refuse shall be stored at such locations and in such containers as shall be approved by Lessor. Lessee shall use such rubbish and trash removal contractors as Lessor, at its option, may designate. Notwithstanding anything contained in this Lease to the contrary, Lessee shall be responsible for repairs and restoration to the

Demised Premises or the Building resulting from, occasioned by, or arising from, any break-ins, burglaries or attempted break-ins or burglaries in, on or to the Demised Premises.

         5.      COMPLIANCE WITH REQUIREMENTS OF LAW:

         Lessee, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, rules, orders, regulations and requirements of the Federal, State, County and local government and of any and all their departments and bureaus and associations with jurisdiction over the Demised Premises, and with any directives of any public officer or officers which shall impose any violation, order or duty upon Lessor or Lessee with respect to the Demised Premises and/or relate to the correction, prevention and/or abatement of nuisances or other grievances in, upon or connected with the Demised Premises during the term hereof (collectively, "Laws"). Lessee shall, at Lessee's own cost and expense, also promptly comply with and obey all rules, orders and regulations of any fire underwriting or rating authority. Any governmental or municipal permits, approvals or consents required in order for Lessee to be able to use the Demised Premises for the purposes for which Lessee intends, and is permitted hereunder, to use the Demised Premises, if necessary, shall be obtained by Lessee, at Lessee's sole cost and expense, and any failure of Lessee to obtain such permits, approvals or consents shall not relieve Lessee of its obligations hereunder. All references in this Section to the Demised Premises shall include any equipment servicing the Demised Premises. Lessee may not place or store any pallets or other items outside the exterior of the Demised Premises other than the temporary placement during loading and unloading in the rear loading dock area of the Building.

         6.      UTILITIES:

         Lessee shall be responsible for the costs and expenses of all utilities and services used in the Demised Premises during the term of this
Lease.    Lessee shall apply to the applicable utility company or municipality for natural gas, electricity, telephone, water, sewer and all other utility services required by Lessee for use in the Demised Premises, and Lessee shall be responsible for the connection and installation of the same, including the cost of meters and the installation thereof. Lessor represents that as of the date hereof gas, electricity, telephone, water and sewer services are available to the Demised Premises. If any of the equipment or machinery located outside the Demised Premises used to bring such utilities to the Building as a whole fall into disrepair, then, subject to Lessor's rights under Section 27 and subject to the provisions of Section 8 below, Lessor shall repair the same (provided, however, that if such disrepair was caused by the negligence or willful misconduct of Lessee, then Lessee shall reimburse Lessor for all costs incurred by Lessor therefor). If Lessee is obligated to reimburse Lessor pursuant to the preceding sentence, then, except (a) in the event of emergency, or (b) if the disrepair adversely affects Lessor or other tenants' operations or quiet enjoyment, Lessor shall not perform such repairs unless Lessee fails to do so within five (5) days after Lessor notifies Lessee thereof (with no other notice or cure period applicable thereto).

         7.      ALTERATIONS:

         Lessee shall make no additions, installations, alterations or changes ("Alterations") in or to the Demised Premises without obtaining the prior written permission of Lessor (which shall be granted or withheld in accordance with clause (b) below). In any event, all Alterations done by Lessee shall at all times comply with:

                 (a) All Laws and such rules and regulations as Lessor shall reasonably promulgate that do not unreasonably restrict the utility of the Demised Premises during the construction of such Alteration.

                 (b) Plans and specifications prepared by and at the expense of Lessee theretofore submitted to Lessor for its prior written approval which approval may be granted or withheld in Lessor's sole and absolute discretion with respect to all structural Alterations and to those non-structural Alterations which are visible from the exterior of the Demised Premises or for which a building permit is required, and which consent shall not be unreasonably withheld, conditioned or delayed with respect to all other non-structural Alterations. Structural Alterations shall be deemed to include without limitation any Alteration that will or may necessitate any changes, replacements or additions to the walls, ceilings, partitions, columns or floor, or to the water, electrical, mechanical, plumbing or HVAC systems, of the Demised Premises or the Building. No Alterations shall be undertaken, started or begun by Lessee, its agents, servants or employees, until Lessor has approved such plans and specifications; and no amendments or additions to such plans and specifications shall be made without the prior written consent of Lessor in accordance with this Section.

                 (c) Lessee agrees to pay to Lessor a fee of Five Hundred ($500.00) Dollars each time Lessee proposes to make Alterations to compensate Lessor for its time and costs incurred in reviewing any plans and specifications submitted by Lessee.

         8.      ACCESS:

         Lessee shall permit Lessor and others authorized by Lessor to enter upon the Demised Premises at all reasonable times after notice (except that in the event of emergency, no notice shall be required) to examine the condition thereof and conditions of Lessee's occupancy, to make such repairs, additions or alterations therein as Lessor may deem necessary, for such other purposes as may be related to Lessor's ownership or to exhibit the same to prospective tenants, purchasers and/or mortgagees; provided, however, that Lessor agrees to give Lessee at least forty-eight (48) hours prior written notice of any such access to the computer room, the network operating center (NOC) and UPS battery, each as outlined on Exhibit C-1 and upon receipt of such notice, Lessor and Lessee shall agree to a mutually agreeable time for access to the computer room (which time shall not be more than 24 hours after expiration of such 48 hour notice period). In exercising its rights under this Section, Lessor shall use reasonable efforts to minimize disruption to Lessee's business operations, provided the same can be accomplished without additional cost to Lessor.

         9.      SIGNAGE:

         Lessee may erect any sign in or on any portion of the Demised Premises or in front of the Building after it obtains Lessor's prior written consent, which consent shall not be unreasonably withheld as to any such signage that is not visible from the exterior of the Demised Premises, but which consent may be granted or withheld in Lessor's sole and absolute discretion with respect to all other signage. Lessee may, at its sole cost and expense, erect in a location acceptable to Lessor one (1) pedestal sign identifying Tenant's name provided it is the same size, style and color as other such pedestal signs in the Office Park Any such signage shall be purchased, installed and maintained by Lessee at Lessee's sole cost. Prior to installing any such signage, Lessee shall be solely responsible, at its sole cost, for obtaining all required permits and other approvals, and shall deliver copies of any such approvals to Lessor prior to the installation thereof. Upon expiration or earlier termination of the Term, Lessee shall, at its sole cost, remove any such signage and shall repair any damage to the Building or the Demised Premises caused by such removal to the condition that existed prior to the installation thereof.

         10.     USE:

         Lessee shall use the Demised Premises solely for general office use purposes in connection with Lessee's business and for no other use or purpose; provided, however that Lessor also approves the use of a portion of the Premises as a computer data center provided such use is permitted under applicable Laws. Lessee shall not use, or permit the use of, the Demised Premises contrary to any applicable statute, ordinance, law, rule or regulation or in violation of the certificate of occupancy. Lessor represents that as of the date hereof the Building is zoned to permit general office use.

         11.     LIABILITY:

         Lessee shall save and hold Lessor harmless from all liabilities, charges, expenses (including counsel fees) and costs on account of all claims for damages and otherwise and/or suits for or by reason of any injury or injuries to any person or property of any kind whatsoever, whether the person or property of Lessee, its agents or employees or third persons, from any cause or causes whatsoever (other than the gross negligence or willful misconduct of Lessor, its agents or employees) while in, on or upon the Building or the Land or due to any breach of a covenant herein by Lessee or to Lessee's use and occupancy of the Demised Premises. Lessor shall not in any manner be liable to Lessee for damages, losses or any other claim resulting from Lessor's delay or failure in delivery of the Demised Premises.

         12.     SURRENDER AND TERMINATION:

         All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises prior to or during the Term, whether by Lessor, at its expense or at the expense of Lessee, or by Lessee, shall be and remain part of the Demised Premises and shall not be removed by Lessee at the end of the Term, unless Lessor, at least fifteen (15) days prior to the expiration of the Term, notifies Lessee to remove the same. Notwithstanding the foregoing to the contrary, and subject to the provisions of Article 52, Lessee shall not be required to remove any of the initial Leasehold Improvements approved by Lessor and installed pursuant to Exhibit C attached hereto. For any subsequent Alterations made pursuant to Article 7 of this Lease, Lessor will indicate to Lessee whether Lessor will require the removal of any such Alteration, at the time of Lessor's approval of any such Alterations. All of Lessee's removable trade fixtures and removable business equipment may be removed by Lessee upon condition that such removal does not materially damage the Building and that the cost of repairing any damage to the Demised Premises or the Building arising from such removal shall be paid by Lessee. Any property of Lessee or of any subtenant or occupant that Lessee has the right to remove or may hereunder be required to remove which shall remain in the Building after the expiration or termination of the term of this Lease shall be deemed to have been abandoned by Lessee, and either may be retained by Lessor as its property or may be disposed of in such manner as Lessor may see fit; provided, however, that, notwithstanding the foregoing, in the event of any failure of Lessee to promptly remove the items requested by Lessor to be removed and/or restore any damage to the Building or Demised Premises occasioned by such removal, Lessor, at Lessee's cost and expense, may remove the items Lessee failed to remove and/or effect all repairs to the Building and Demised Premises. If such property or any part thereof shall be sold, Lessor may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of Base Rent, additional rent or other charge payable hereunder and any damages to which Lessor may be entitled hereunder or pursuant to law. Upon the expiration or other termination of the term of this Lease, Lessee shall quit and surrender to Lessor the Demised Premises, broom clean, in good order and condition, ordinary wear excepted, and Lessee shall (i) remove all of its property and other items that it is permitted or required hereunder to remove and (ii) repair all damage to the Building and/or the Demised Premises occasioned by such removal. Lessee's obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this Lease.

         13.     INDEMNITY:

         Lessor, its agents and its and their employees shall not be liable for any damage to property of Lessee or of any other party claiming by, through or under Lessee, nor for the loss or damage to any property of Lessee by theft or otherwise. Lessee shall, at its own cost and expense, be responsible for the repairs or restoration due to, or resulting from, any theft or otherwise. Lessor or its Agent shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature; nor shall Lessor or its Agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; nor shall Lessor be liable for any defect (latent or otherwise) in the Demised Premises or in the Building. Lessee shall reimburse and compensate Lessor as additional rent for all expenditures made by, or damages or fines sustained or incurred by, Lessor due to non-performance or non-compliance with or breach or failure to observe any term, covenants or condition of this Lease upon Lessee's part to be kept, observed, performed or complied with, which nonperformance, noncompliance, breach, and/or failure is not cured by Lessee prior to the expiration of any applicable notice and cure period. Notwithstanding the foregoing provisions of this Section, Lessor shall not be released from liability to Lessee for any physical injury to any natural person or damage to Lessee's personal property caused by Lessor's gross negligence or willful misconduct to the extent such injury or damage is not covered by insurance (a) carried by Lessee or such person, or (b) required by this Lease to be carried by Lessee.

         14.     NO WAIVER:

         The failure of Lessor to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Lessor of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Lessor unless such waiver be in writing signed by Lessor. No surrender of this Lease shall be effective without Lessor's written agreement to accept such surrender. No payment by Lessee, or receipt by Lessor, of a lesser amount than the full rent, additional rent or payment obligation hereunder shall be deemed to be other than on account for the sum or sums stipulated hereunder, nor shall any endorsement or statement on any check or any letter accompanying a payment by Lessee be deemed an accord and satisfaction and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such rent, additional rent or other payment or pursue any other remedy available to Lessor. No waiver, on the part of Lessor, its successors or assigns, of any default or breach by Lessee of any covenant, agreement or condition of this Lease shall be construed to be a waiver of the rights of Lessor as to any prior or future default or breach by Lessee.

         15.     SUBORDINATION:

                 (a) This Lease is subject and subordinate to the lien of any and all mortgages, deeds of trust or other security devices (collectively, "Mortgages") which may now or hereafter affect or encumber all or any portion of the Building or the land underlying the same and the land and other property appurtenant to the use and enjoyment of the Building (collectively, the "Land"). This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee, or holder of another security device or holder of a ground leasehold interest. In confirmation of such subordination, Lessee shall execute promptly any certificate that Lessor may request. Lessee hereby constitutes and appoints Lessor Lessee's attorney-in-fact to execute any such certificate or certificates for and on behalf of Lessee.

                 (b) Notwithstanding the foregoing, in the event any such mortgagee or the holder of any deed to secure debt, other security device or ground leasehold interest shall elect to make the lien of this Lease prior to the lien of its mortgage, deed to secure debt, other security device or ground leasehold interest, then, upon such party giving Lessee written notice to such effect, this Lease shall be deemed to be prior in lien to the lien of such mortgage deed to secure debt, other security device or ground leasehold interest, whether dated prior or subsequent thereto.

                 (c) Lessor shall secure for Lessee a non-disturbance agreement from Riggs Bank N.A., the current holder of the Mortgage, in the form attached hereto as Exhibit E. Lessor shall secure for Lessee a Nondisturbance agreement (recognizing Lessee's rights under this Lease) from the holder of each Mortgage hereafter encumbering the Building and/or the Land on such holder's standard form Nondisturbance agreement.

                 (d) If the holder of any Mortgage directs Lessee to make certain payments to such holder (which payments were otherwise payable to Lessor) in accordance with the Nondisturbance agreement between Lessee and any such holder, then such payment shall be deemed made under this Lease and the payment thereof to such holder shall not constitute an Event of Default.

         16.     INSURANCE:

                 A. Lessee shall, during the term hereof, keep in full force and effect (i) public liability and property damage insurance with respect to the Demised Premises and the use and/or business operated by Lessee in the Demised Premises, in which the limits of public liability shall not be less than Three Million and no/100 ($3,000,000.00) Dollars on account of personal injury to or the death of any one or more persons, as a result of any accident or disaster, and One

Million and no/100 ($1,000,000.00) Dollars on account of damage to property;
(ii) fire and extended coverage insurance with VMM and sprinkler leakage coverage in an amount sufficient to cover the cost of replacing its property and fixtures and (iii) plate glass and other glass breakage and replacement insurance.

                 (a) The limits of said insurance shall not, however, in any way limit the liability of Lessee under this Lease.

                 (b) All insurance policies which Lessee is required to secure and maintain shall be in such form and by companies acceptable to Lessor, such acceptance to not be unreasonably withheld.

                 (c) Lessee shall include in its fire and plate glass insurance policies for the Demised Premises appropriate clauses pursuant to which the insurance carriers (i) waive all rights of subrogation against Lessor, Lessor's mortgagees and holders of any ground lease, with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive, in writing, prior to a loss any or all right of recovery against any party for losses covered by such policies. If Lessee, at any time, is unable to obtain such inclusion of either of the clauses described in the preceding sentence, Lessee shall have Lessor, Lessor's mortgagees and holders of any ground lease named in such policies as insureds. Lessee hereby waives any and all right of recovery which it might otherwise have against Lessor, its contractors, agents and its and their employees, for loss or damage to Lessee's furniture, furnishings, fixtures and other property and all other losses covered by the insurance required to be carried by Lessee. Lessee shall, concurrently with its execution of this Lease (and thereafter, at least thirty (30) days prior to the expiration of any policy) furnish Lessor with a duplicate original Certificate of Insurance on all insurance carried by Lessee at the Demised Premises with evidence that the premiums therefor have been paid current.

                 (d) All public liability policies required by this Lease to be obtained by Lessee shall name Lessor and Agent and such other parties as Lessor shall designate as an additional insured thereunder. All property insurance carried by Lessee as required pursuant to clause 16(A)(ii) above shall name Lessor as loss payee.

                 B. Lessor shall, during the term hereof, keep in full force and effect all risk-property insurance covering the replacement value of the Building and Lessor's property therein (but excluding all of Lessee's property therein as well as the improvements constructed by Lessee pursuant to Exhibit C) as reasonably determined by Lessor. Lessor also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate.

         17.     DEFAULT:

         Time is of the essence with regard to the performance of Lessee's and Lessor's obligations under this Lease. Any of the following constitutes an "Event of Default" :

                 (a) Failure to pay any installment of Base Rent, item of additional rent or other charge payable under this Lease on the applicable payment date. Notwithstanding the foregoing to the contrary, any late payment of Base Rent, additional rent or other sum which is the first or second late payment made within the immediately preceding twelve (12) month period shall not constitute an Event of Default unless it continues for five (5) days after Lessor gives Lessee written notice thereof.

                 (b) Failure to cure any of Lessee's other obligations under this Lease for a period of ten (10) days after notice specifying the nature of the default; provided, however, that, if such cure cannot reasonably be effected within such ten (10) day period and Lessee begins such cure promptly within such ten (10) day period and is pursuing such cure in good faith and with diligence and continuity, then Lessee shall have such additional time, up to an additional twenty (20) days, as is reasonably necessary to effect such cure.

                 (c) Lessee files a voluntary petition in bankruptcy or is adjudicated insolvent or a bankrupt, or makes an assignment for the benefit of creditors, or files a petition for relief under any applicable bankruptcy law, or consents to the appointment of a trustee or receiver of all or any substantial part of its property.

                 (d) An involuntary petition under any applicable bankruptcy law is filed against Lessee and is not vacated within sixty (60) days.

         Lessee shall pay Lessor interest at the rate of fifteen percent (15%) simple interest per annum (or if such rate be illegal, at the maximum rate permitted by law, and any payment in excess of that which is permitted by law shall, and be deemed to be, an advance payment of Base Rent and shall be applied against the installments of Base Rent next becoming due) on all payments due under this Lease that are not made on the date when due, calculated from the date when due until paid in full. Such payment shall be in addition to, and not in substitution for, the payment contemplated in Paragraph 41.

         18.     LESSOR'S REMEDIES:

         Upon Lessee's default and the expiration of any applicable grace period, Lessor may (at Lessor's option and in addition to all other rights provided in this Lease, at law or in equity) take any one or more of the following actions without further notice or demand:

                 (a) Terminate this Lease and Lessee's right of possession of the Demised Premises, and recover all damages to which Lessor is entitled under law, specifically including, but without limitation, all of Lessor's expenses of releting (including, without limitation, rental concessions to new tenants, repairs, alterations, legal fees and brokerage commissions). If Lessor elects to terminate this Lease, every obligation of the parties shall cease as of the date of such termination, except that Lessee shall remain liable for payment of rent and performance of all other terms and conditions of this Lease to the date of termination.

                 (b) Terminate Lessee's right of possession of the Demised Premises without terminating this Lease, in which event Lessor may, but shall not be obligated to, relet the Demised Premises, or any part thereof, for the account of Lessee, for such rent and term and upon such other conditions as are acceptable to Lessor. For purposes of such releting, Lessor is authorized to redecorate, repair, alter and improve the Demised Premises to the extent necessary in Lessor's sole discretion. Until Lessor relets the Demised Premises, Lessee shall remain obligated to pay rent to Lessor as provided in this Lease. If and when the Demised Premises are relet and if a sufficient sum is not realized from such releting after payment of all Lessor's expenses of releting (including, without limitation, rental concessions to new tenants, repairs, alterations, legal fees and brokerage commissions) to satisfy the payment of rent due under this Lease for any month, Lessee shall pay Lessor any such deficiency upon demand. Lessee agrees that Lessor may file suit to recover any sums due Lessor under this paragraph 18b from time to time and that such suit or recovery of any amount due Lessor shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Lessor.

                 (c) Terminate this Lease and Lessee's right of possession of the Demised Premises, and recover from Lessee the net present value of the rent due from the date of termination until the stated expiration date, discounted at the lesser of the prime rate of Citibank, N.A. as of the date of termination or seven percent (7%) per annum.

                 (d) Re-enter and repossess the Demised Premises and remove all persons and effects therefrom, by summary proceeding, ejectment or other legal action or by using such force as may be necessary. Lessor shall have no liability by reason of any such re-entry, repossession or removal.

                 (e) Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state wherein the Demised Premises are located. Unpaid installments of rent and other unpaid monetary obligations of Lessee under the terms of this Lease shall bear interest from the date due at the lesser of fifteen percent (15%) per annum or the maximum rate then allowable by law.

                 (f) If Lessor takes possession pursuant to this paragraph 18, with or without terminating this Lease, Lessor may, at its option, enter unto the Demised Premises, remove

Lessee's improvements, signs, personal property, equipment and other evidences of tenancy, and store or dispose of them, at Lessee's risk and expense or as Lessor may see fit, and take and hold possession of the Demised Premises, provided, however, that if Lessor elects to take possession only without terminating this Lease, such entry and possession shall not terminate this Lease or release Lessee, in whole or in part, from the obligation to pay the Base Rent and additional rent and other charges payable under this Lease for the full term or from any other obligation under this Lease.

         This Lease shall not be deemed to be terminated by Lessor's entry on the Demised Premises or by any other act unless Lessor specifically expresses its intent to terminate this Lease. Lessor's remedies in this paragraph 18 are cumulative and in addition to any other remedies available at law or in equity.

         19.     DESTRUCTION - FIRE OR OTHER CAUSE:

                 (a) If the Demised Premises shall be partially damaged by fire or other cause without the negligence or willful misconduct of Lessee or Lessee's servants, employees, agents, invitees or licensees, Lessor shall, upon Lessor's receipt of the insurance proceeds and to the extent such proceeds are allocable or attributable to the Demised Premises, repair the Demised Premises to a "cold dark shell", and the rent until such repairs shall have been made shall be apportioned according to the part of the Demised Premises which is reasonably usable by Lessee. But if such partial damage is due to the negligence or willful misconduct of Lessee or Lessee's servants, employees, agents, invitees or licensees, without prejudice to any other rights and remedies of Lessor and without prejudice to the rights of subrogation of Lessor's insurer, the damages shall be repaired by Lessor but there shall be no apportionment or abatement of rent (except if and to the extent Lessor receives rent loss insurance proceeds therefor). If the Demised Premises are totally damaged or are rendered wholly untenantable by fire or other cause and Lessor shall decide not to restore or not to rebuild the same, or if the Building shall be so damaged that Lessor shall decide to demolish it or not to rebuild it, or if the damage occurs in the last year of the then term of this Lease, or if the Building (whether or not the Demised Premises have been damaged) should be damaged to the extent of fifty (50%) percent or more of the then monetary value thereof, or if the damage resulted from a risk not fully covered by Lessor's insurance, then or in any of such events, Lessor may, within sixty
(60) days after such fire or other cause, give Lessee a notice of Lessor's election to cancel this Lease, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Lessee shall vacate the Demised Premises and surrender the same to Lessor in which event Lessee shall have the opportunity to remove its fixtures and equipment in a manner reasonably acceptable to Lessor without obligation to repair nonstructural damage to the Demised Premises (but, if Lessor has not elected to demolish the Building, then at Lessor's option, Lessee shall be required to repair all structural damage in the Demised Premises or outside the Demised Premises and other damage to the Demised Premises caused by such removal). For purposes of this Lease, the term "Lessor's receipt of insurance proceeds" shall mean the portion of the insurance proceeds paid over to Lessor free and clear of any collection by mortgagees for the value of the damage, attorney fees and other costs of compromise, adjustment, settlement and collection of the insurance proceeds.

                 (b) Within sixty (60) days after the occurrence of the damage or destruction described in Section 19(a), Lessor shall notify Lessee in writing of the approximate number of days it would take (from the date of the damage or destruction) to substantially complete the repairs and restoration required to be made by Lessor to restore the Premises to a "cold dark shell" (the "Restoration Period") and whether or not Lessor intends to rebuild the Premises in accordance with this Section. If the Restoration Period is determined to be over one hundred eighty (180) days, then for a period continuing through the thirtieth (30th) day after Lessor notifies Lessee of the Restoration Period, Lessee shall have the right to terminate this Lease by providing written notice to Lessor (which date of such termination shall be not more than thirty (30) days after the date of Lessee's notice to Lessor). Notwithstanding any of the foregoing to the contrary, Lessee shall not have the right to terminate this Lease if the negligent act or omission or the willful misconduct of Lessee or any invitee shall have caused the damage or destruction.

                 (c) If neither party terminates this Lease in accordance with this Section, and the damage or destruction described above was to the portion of the Premises in which Lessee's computer equipment described in
Section 8 was located (as opposed to its office space), and the repairs and restoration required to be made by Lessor are not substantially completed by the sixtieth (60th) day after expiration of the Restoration Period (the "Outside Date"), then for a ten (10) day period commencing on the first business day after the Outside Date, Lessee shall have the right to terminate this Lease by providing written notice to Lessor (which date of such termination shall be not more than thirty (30) days after the date of Lessee's notice to Lessor); provided, however, that if Lessor substantially completes its repairs and restoration prior to the date it receives Lessee's termination notice, then Lessee's right to terminate this Lease under this Section shall be of no further force or effect. Notwithstanding any of the foregoing to the contrary, (x) Lessee shall not have the right to terminate this Lease if the negligent act or omission of Lessee or any invitee shall have caused the damage or destruction, and (y) the Outside Date shall be extended on a day for day basis for each day of delay in the substantial completion of the repairs and/or restoration caused by Lessee.

                 (d) If neither party elects to terminate this Lease pursuant to this Article 19, then Lessee shall, at its cost, promptly restore the tenant improvements to the Premises. If either Lessee or Lessor elects to terminate this Lease in accordance with this Article, and provided the casualty was not caused by the negligence or willful misconduct of Lessee or its agents, employees or invitees, then Lessee shall not be obligated to restore the improvements to the Premises nor to give Lessor the insurance proceeds described in Section 16(A)(ii); provided, however, that in such event Lessee shall pay to Lessor proceeds in an amount as is reasonably necessary for Lessor to demolish the damaged improvements and remove the casualty debris from the Premises and to repair damage to the Premises caused by such casualty to restore the Premises to the condition in which it was delivered to Lessee, but only to the extent Lessor is not insured therefor (or required by this Lease to be insured therefor). If either party terminates this Lease in accordance with this Article, and if the casualty was caused by the negligence or willful misconduct of Lessee or its agents, employees, or invitees, then such insurance proceeds shall be paid to Lessor.

         20.     LEGAL FEES:

         In the event it shall become necessary for either party at any time to institute any legal action or proceedings of any nature for the enforcement of this Lease, or any of the provisions hereof, or to employ an attorney-at-law therefor and said party prevails in such action or proceedings, then the non-prevailing party shall pay to the prevailing party such prevailing party's costs (including a reasonable attorney's fee) incurred in such action or proceedings.

         21.     CONDEMNATION:

         If all of the Building is taken by or under the power of eminent domain (or conveyance in lieu thereof), this Lease shall terminate on the date the condemning authority takes possession. In all other cases of any taking of the Building or the Land by the power of eminent domain (or conveyance in lieu thereof), Lessor shall have the option of electing to terminate this Lease. If Lessor does not elect to terminate, Lessor shall do the work necessary so as to constitute the portion of the Building not so taken a complete architectural unit and so that the Demised Premises is a separately demised space and Lessee shall do all other work necessary for it to use and occupy the Demised Premises for its permitted purpose. During the period of Lessor's repairs, rent shall abate in an amount bearing the same ratio as the portion of the Demised Premises usable by Lessee bears to the entire Demised Premises. Rent shall be equitably adjusted, as of the date the condemning authority permanently acquires possession of any portion of the Demised Premises, to reflect any permanent reduction in the tenantable portion of the Demised Premises. Lessee shall not be entitled to, hereby expressly waives, and hereby assigns to Lessor all Lessee's right, title and interest in and to, any condemnation award for any taking (or consideration paid for a conveyance in lieu thereof), whether whole, partial, temporary or permanent, and whether for diminution of the value of Lessee's interest in this Lease or term thereof or to the lease improvements or for any other claim or damage, including, without limitation, and severance damages, except Lessee shall not be precluded from seeking a separate claim for business damages, the value of furnishings and trade fixtures installed in the Demised

Premises at Lessee's expense or moving expenses against the condemning authority provided any awards or proceeds sought by, or paid to, Lessee does not reduce or diminish in any way or amount the awards or proceeds otherwise payable to Lessor.

         22.     ASSIGNMENT AND SUBLETTING:

                 (a) Lessee shall not assign this Lease or any of Lessee's rights or obligations hereunder, or sublet or permit anyone to occupy the Demised Premises or any part thereof, without Lessor's prior written consent, which consent may be granted or withheld in Lessor's sole and absolute discretion. No assignment or subletting shall be effective against any holder of any Mortgage unless the provisions of any nondisturbance agreement with such holder relating to assignment and subletting are complied with. If Lessor does not respond to Lessee's Request Notice (as defined in Section 22(c) below) within ten (10) business days after Lessor's receipt of (x) Lessee's Request Notice, and (y) the information specified in Section 22(c) below, and Lessee sends a follow up request to Lessor which specifically notifies Lessor that Lessor's failure to respond within five (5) days after Lessor's receipt of such follow up notice shall constitute Lessor's approval of Lessee's Request Notice, then if Lessor fails to respond within such five (5) day period, Lessor shall be deemed to have consented to Lessee's Request Notice. Notwithstanding any of the foregoing to the contrary, provided Lessee is not in default under this Lease, and subject to Lessor's rights and Lessee's obligations pursuant to Sections 22(d) and 22(e) below, Lessor shall not unreasonably withhold its consent to any proposed subletting of the Demised Premises. Without limiting the generality of the immediately preceding sentence, it is specifically agreed that it shall be reasonable for Lessor to withhold its consent if: (i) the proposed subtenant is engaged in a business, or the Demised Premises will be used in a manner, that is inconsistent with the image of the Building; or (ii) Lessor is not satisfied with the financial condition of the proposed subtenant; or (iii) the proposed use of the Demised Premises is not in compliance with the use permitted in this Lease; or (iv) such proposed sublease would cause the aggregate number of rentable square feet sublet under such sublease and all other subleases with respect to the Demised Premises to exceed fifty percent (50%) of the total number of renewable square feet in the Demised Premises as of the Lease Commencement Date; or (v) the initial Lessee does not remain fully liable as a primary obligor for the payment of all rent and other charges payable by Lessee under this Lease and for the performance of all other obligations of Lessee under this Lease; or (vi) the proposed subtenant is a governmental or quasi-governmental agency; or (vii) the proposed subtenant is a current tenant in the Building or a potential tenant in the Building with whom Lessor is engaged in active negotiations. For purposes hereof, "active negotiation" shall be deemed to mean such negotiations wherein (1) the prospective tenant or its broker has submitted a written proposal to Lessor, or
(2) the prospective tenant or its broker shall have received a written proposal to tenant from Lessor. No assignment or transfer of this Lease may be effected by operation of law or otherwise without Lessor's prior written consent. Any assignment, subletting or occupancy, Lessor's consent thereto or Lessor's collection or acceptance of rent from any assignee, subtenant or occupant shall not be construed as a waiver or release of Lessee from liability for the performance of any obligation to be performed under this Lease by Lessee. Any assignment, subletting or occupancy, Lessor's consent thereto or Lessor's collection or acceptance of rent from any assignee, subtenant or occupant shall not be construed as relieving Lessee or any assignee, subtenant or occupant from the obligation of obtaining Lessor's prior written consent to any subsequent assignment, subletting or occupancy. Lessee assigns to Lessor any rent due from any assignee, subtenant or occupant of Lessee as security for Lessee's performance of its obligations pursuant to this Lease. Lessee authorizes each such assignee, subtenant or occupant to pay such rent directly to Lessor if such assignee, subtenant or occupant receives written notice from Lessor specifying that such rent shall be paid directly to Lessor. Lessor's collection of such rent shall not be construed as an acceptance of such assignee, subtenant or occupant as a tenant. All restrictions and obligations imposed pursuant to this Lease on Lessee shall be deemed to extend to any subtenant, assignee or occupant of Lessee, and Lessee shall cause such persons to comply with all such restrictions and obligations. Lessee shall not mortgage this Lease without Lessor's consent, which consent may be granted or withheld in Lessor's sole and absolute discretion. Lessee shall pay the expenses (including attorneys' fees) incurred by Lessor in connection with Lessee's request for Lessor to give its consent to any assignment, subletting, occupancy or mortgage (but only up to one thousand dollars ($1,000) per request).

                 (b) If Lessee is a partnership, then any dissolution of Lessee or a withdrawal or change, whether voluntary, involuntary or by operation of law, of partners owning a controlling interest in Lessee shall be deemed a voluntary assignment of this Lease. If Lessee is a corporation, then any dissolution, merger, consolidation or other reorganization of Lessee, or any sale or transfer of a controlling interest of the capital stock of Lessee, shall be deemed a voluntary assignment of this Lease. Notwithstanding anything contained in this Section 22 to the contrary, provided Lessee is not in default hereunder, Lessee may, upon prior written notice to Lessor but without Lessor's prior written consent and without being subject to Lessor's rights and Lessee's obligations set forth in Sections 22(d) and 22(e) below, assign or transfer its entire interest in this Lease or sublease the entire Demised Premises: (a) to a corporation or other business entity (herein sometimes referred to as a "successor corporation") into or with which Lessee shall be merged or consolidated, or to which substantially all of the assets of Lessee may be transferred, provided that either (x) such successor corporation shall have a net worth and liquidity factor at least equal to the net worth and liquidity factor of Lessee as of the Lease Commencement Date, or (y) if such successor does not meet the standard set forth in clause (x), and such successor corporation deposits with Lessor an additional security deposit equal to fifty percent (50%) of the security deposit then required under this Lease not less than five (5) business days before the date of such merger, consolidation or transfer, and in each case provided that the successor corporation shall assume in writing all of the obligations and liabilities of Lessee under this Lease; or (b) to a corporation or other business entity (herein sometimes referred to as a "related corporation") which shall control, be controlled by or be under common control with Lessee. In the event of any such assignment or subletting, Lessee shall remain fully liable as a primary obligor for the payment of all rent and other charges required hereunder and for the performance of all obligations to be performed by Lessee hereunder. For purposes of clause (b) above, "control" shall be deemed to be ownership of more than fifty percent (50%) of the stock or other voting interest of the controlled corporation or other business entity. Together with Lessee's notice to Lessor of the occurrence of any transaction described above, Lessee shall submit to Lessor information regarding the transaction as is reasonably necessary for Lessor to confirm that the transaction meets the qualifications set forth in this Section 22(b).

                 (c) If at any time Lessee wants to assign, sublet or otherwise transfer all or part of the Demised Premises or this Lease, then, in connection with Lessee's request for Lessor's consent thereto, Lessee shall give written notice to Lessor ("Lessee's Request Notice") of the identity of the proposed assignee or subtenant and its business, all terms of the proposed assignment or subletting, the commencement date of the proposed assignment or subletting (the "Proposed Sublease Commencement Date") and the area proposed to be assigned or sublet (the "Proposed Sublet Space"). Lessee shall also transmit therewith the most recent financial statement or other evidence of financial responsibility of such assignee or subtenant and a certification executed by Lessee and such proposed assignee or subtenant stating whether any premium or other consideration is being paid for the proposed assignment or sublease.

                 (d) If Lessee requests Lessor's permission to sublease a portion of the Premises to other than an Excluded Subtenant and the portion proposed to be subleased together with all other portions of the Premises subleased by Lessee (excluding any such portions subleased to Excluded Subtenants) constitute fifty percent (50%) or more of the Premises, then Lessor shall have the right in its sole and absolute discretion to terminate this Lease with respect to the Proposed Sublet Space by sending Lessee written notice within ten (10) business days after Lessor's receipt of Lessee's Request Notice. If the Proposed Sublet Space does not constitute the entire Demised Premises and Lessor elects to terminate this Lease with respect to the Proposed Sublet Space, then (1) Lessee shall tender the Proposed Sublet Space to Lessor on the Proposed Sublease Commencement Date as if the Proposed Sublease Commencement Date had been originally set forth in this Lease as the expiration date of the Term with respect to the Proposed Sublet Space, and (2) as to all portions of the Demised Premises other than the Proposed Sublet Space, this Lease shall remain in full force and effect except that the additional rent payable for Expenses and the Base Rent shall be reduced pro rata. Lessee shall pay all expenses of construction required to permit the operation of the Proposed Sublet Space separate from the balance of the Demised Premises. If the Proposed Sublet Space constitutes the entire Demised Premises and Lessor elects to terminate this Lease, then (1) Lessee shall tender the Demised

Premises to Lessor on the Proposed Sublease Commencement Date, and (2) the Term shall terminate on the Proposed Sublease Commencement Date.

                 (e) If any sublease, assignment or other transfer (whether by operation of law or otherwise) to other than an Excluded Subtenant provides that the subtenant, assignee or other transferee is to pay any amount in excess of the sum of (i) twelve dollars ($12.00) per square foot (on a triple net basis), plus (ii) the cost of any reasonable and customary brokerage commission, subtenant improvement allowance and reasonable advertising expenses incurred by Lessee in connection with the procurement of such sublease, assignment or other transfer, then whether such excess be in the form of an increased monthly or annual rental, a lump sum payment, payment for the sale, transfer or lease of Lessee's fixtures, leasehold improvements, furniture and other personal property, or any other form (and if the subleased or assigned space does not constitute the entire Demised Premises, the existence of such excess shall be determined on a pro rata basis), Lessee shall pay fifty percent (50%) of any such excess as additional rent upon such terms as shall be specified by Lessor and in no event later than ten (10) days after Lessee's receipt thereof and after Lessee has first recovered any sublease expenses described in clause (e)(ii) above. Lessor shall have the right to inspect and audit Lessee's books and records relating to any sublease, assignment or other transfer. Any sublease, assignment or other transfer shall be effected on forms supplied or approved by Lessor. Lessee shall deliver to Lessor a fully-executed copy of each agreement evidencing a sublease, assignment or other transfer within ten (10) days after Lessee's execution thereof.

                 (f) After at least ten (10) days prior written notice to Lessor, Lessee may permit businesses, business associates, customers or consultants then working with Lessee ("Business Related Third Parties") to sublease office space within the Premises during the periods such Business Related Third Parties are working with Lessee and the same shall not constitute an assignment or subletting subject to the terms of this Article 22.


         23.     PARKING:

                 (a) Lessee shall not park any vehicle, in any area, where said parking will constitute a problem to other tenants. Parking areas shall be provided at no additional cost to Lessee. Lessor reserves the right at all times during the term hereof to designate and redesignate such parking areas and to proscribe the use thereof by reasonable rules and regulations. Lessee, its officers, employees, guests, invitees and visitors shall not at any time park trucks or vehicles in any of the areas designated for automobile parking. Lessee shall not be entitled to any minimum or maximum parking spaces or areas. Lessor shall have no responsibility to police or otherwise insure Lessee's or other lessees' use thereof. Parking areas shall be provided by Lessor for use by Lessee, its officers, employees, guests, invitees and visitors in common with the other tenants of the Office Park, their officers, employees, guests, invitees, visitors and such other parties as Lessor shall, from time to time, permit, on a "first come-first served" basis. All parking spaces and parking areas shall be non-attended and shall be utilized at the vehicle owner's own risk. Lessor shall not be liable for any injury to persons or property or loss by theft or otherwise to any vehicle or its contents. Vehicles parked on areas other than those designated for parking are subject to being towed away at vehicle owner's expense.

                 (b) Lessee has notified Lessor that it may desire, at Lessee's cost, to pave an area behind the Building to accommodate additional parking for standard sized automobiles for Lessee's employees and/or visitors (but not to exceed eight (8) standard parking spaces). Subject to Lessor's approval of the location, size and configuration of the proposed additional parking area and the method of constructing or paving the same (which approval may be granted or withheld in its sole and absolute discretion), and subject to Lessee's demonstrating to Lessor's sole discretion that Lessee has obtained all necessary governmental, quasi-governmental and all other required approvals (including any architectural review board approval), Lessee may pave such approved area. All such work shall be performed by Lessee in accordance with
Article 7 of this Lease.

         24.     KEYS:

         At the expiration or earlier termination of this Lease, Lessee shall furnish Lessor with at least one (1) key to each door or other locked area in or to the Demised Premises.

         25.     MECHANICS' LIENS:

         Neither Lessor nor the property shall be liable for any labor, services or materials furnished or to be furnished to Lessee upon credit, and no mechanic's or other lien for any such labor, services or materials shall attach to, encumber or in any way affect the reversionary interest or other estate or interest of Lessor in and to the Building or the Land. Nothing in this Lease shall be construed as a consent by Lessor to subject Lessor's reversionary interest in the Demised Premises to liability under any lien or other law. If, as a result of any work or installation made by, or on behalf of Lessee, or Lessee's maintenance and repair of the Demised Premises, a claim of lien or lien is filed against the Demised Premises or all or any portion of the Building or the Land, then Lessee shall satisfy the claim of lien or lien within ten (10) days after it is filed by the payment thereof or, in lieu of paying off such lien, Lessee shall have the right to "bond off" the lien (so that the lien is removed of record) and contest the payment thereof in accordance with all applicable laws. If Lessee fails to do so within the ten
(10) day period, Lessor may satisfy the lien, and Lessee shall reimburse Lessor for all Lessor's costs and expenses (including reasonable attorneys' fees) incurred in connection therewith.

         26.     NOTICES:

         All notices by Lessee to Lessor or by Lessor to Lessee with regard to this Lease must be in writing and shall be deemed conclusively delivered when same are either hand delivered, or deposited in the U.S. mail, postage prepaid, certified, return receipt requested, or picked up for delivery by a nationally recognized courier for overnight delivery with such delivery charge being prepaid, if to Lessor, addressed to Lessor at the address set forth for Lessor on page 1 of this Lease or if to Lessee, at the address set forth for Lessee on page 1 of this Lease prior to Lessee's initial occupancy of the Demised Premises and thereafter at the Demised Premises. Either party hereto may, by notice given as aforesaid, designate a different address or addresses for notices.

         27.     LESSEE'S PROPORTIONATE SHARE:

                 (a) Lessee agrees to pay its proportionate share of (i) real property taxes and assessments, as hereinafter defined (including any changes or additions to any existing method of taxation) now or hereafter imposed, levied or assessed against the Building and the Land, and (ii) Operating Expenses, as such term is hereinafter defined, for the Land and allocated to the Building, each on the basis provided for in this paragraph 27. Lessee's proportionate share for the purposes of this paragraph 27 shall be Thirty-Seven and 53/100 percent (37.53%). Such percentage is computed on the basis that the Demised Premises consist of Ten Thousand Five Hundred Forty-Five (10,545) gross rentable square feet and the Building consists of Twenty-Eight Thousand Ninety-Six (28,096) gross rentable square feet. Lessee's proportionate share shall be recomputed if, and each time, the aggregate size of the Demised Premises or the Building is changed.

                 (b) As used herein, the term "Operating Expenses" shall mean the total of the amount of expenses, costs or charges expended, paid or incurred by Lessor in any calendar year with respect to the repair, replacement, operation and maintenance of the Building, Office Park and Land, including, but not limited to, all insurance coverages obtained by Lessor, such as, by way of illustration only and not intended to be all inclusive, fire, casualty and extended coverage (including, without limitation, rent insurance and VMM) and public liability insurance, fuel and electricity attributable to, or used or consumed in, on or for, the common areas, water, water rates, sewer charges or rent, labor costs, security costs, service contracts, management charges, exterior cleaning, refuse removal from, the common areas, snow removal, landscaping, interior and exterior repairs and replacements and drainage and parking field operation, maintenance, repairs and replacements that Lessor is obligated to make or do (including, without limitation, lighting, striping and resurfacing), the cost of painting and decorating the common areas of the Office Park and all other expenses, costs and charges relative to the repair, replacements, operation and maintenance of the Building, Office Park and Land that Lessor is obligated to do or make, including all legal and auditing fees necessarily incurred in connection with the foregoing and including all improvements and equipment required by any federal, state or local law or government regulation. Notwithstanding the foregoing to the contrary, Operating Expenses shall not include any utilities to the extent that such utilities are provided to the

Demised Premises (and not to the common areas of the Office Park) and the costs of such utilities have been paid to Lessor or the applicable utility company or municipality pursuant to Paragraph 6; repairs or other work occasioned by fire or other casualty, the costs of which are reimbursed to Lessor by insurers or by governmental authorities in eminent domain or by others; costs incurred in improving space for other tenants or other occupants in the Building or vacant rentable space in the Building; costs incurred by Lessor for alterations, replacements, equipment and tools which are considered capital expenditures under generally accepted accounting principles consistently applied, except to the extent such costs are incurred because Lessor reasonably expects the same will reduce Operating Expenses or to comply with Laws applicable to the Building after the Lease Commencement Date (and in such event, such costs shall be amortized over the payback period and any associated calculations made by or on behalf of Lessor shall be made available for Lessee's review); costs incurred due to the violation by Lessor or any other tenant of the terms and conditions of any lease pertaining to the Building; capital costs required as a result of Lessor's violation of any applicable legal requirement, building code, or environment regulation which existed as of the date the Building was constructed; costs to repair or replace the foundation or structural walls of the Building; leasing commissions or brokerage fees; advertising expenses; salaries and wages for any employee of Lessor higher than the grade of senior property manager; legal, architectural and engineering fees and government permit or application fees associated with any rezoning or redevelopment; or any fees or penalties imposed because of Lessor's failure to comply with applicable Laws (except as set forth above), including the payment of real property taxes and assessments..

                 (c) As used herein, the term "real property taxes and assessments" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed on the Land and/or Building by any authority having the direct or indirect power to tax, including any local, city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Lessor in the Land and/or Building, as against Lessor's right to rent or other income therefrom or as against Lessor's business of leasing the Land and/or Building. The term "real property taxes and assessments" shall also include any tax, fee, levy, assessment or charge (i) in substitution of, or in addition to, partially or totally, any tax, fee, levy, assessment or charge hereinabove included within the definition of "real property taxes and assessments", or (ii) the nature of which was hereinbefore included within the definition of "real property taxes and assessments" or
(iii) which is imposed by reason of this transaction or any modification or changes hereto.

                 (d) Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Demised Premises. When possible, Lessee shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor.

                 (e) If any of Lessee's personal property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee within ten (10) days after receipt of a written statement from Lessor setting forth the taxes applicable to Lessee's property.

                 (f) In determining Operating Expenses for any calendar year, if less than all of the Building's rentable area shall have been occupied by tenants at any time during any such year, Operating Expenses shall be determined for such year to be an amount equal to the like expenses which would normally be expected to be incurred had all such areas been occupied throughout such year.

                 (g) Real estate taxes and assessments and Operating Expenses shall hereafter collectively be referred to as the "Expenses".

                 (h) Lessor hereby estimates that Lessee's proportionate share of Expenses for the calendar year ending December 31 of the calendar year in which the commencement date occurs will be Thirty-One Thousand Six Hundred Thirty-Five and 00/100 Dollars ($31,635.00) (on an annualized basis of Three Dollars ($3.00) per rentable square foot of the Demised Premises) payable in equal one-twelfth (1/12th) installments on the first day of each month in advance, which installments shall continue to be paid by Lessee until Lessor furnishes Lessee with a statement setting forth the actual Expenses for the applicable calendar year and showing Lessee's proportionate share thereof, together with notice to Lessee stating whether the installments of Lessee's proportionate share of Expenses previously made for the period of time to which such statement relates is greater or less than the amount actually paid, or payable, by Lessor for such period and (i) if there shall be a deficiency, Lessee shall pay the amount thereof within ten (10) days after demand therefor or (ii) if there shall be an overpayment, Lessor shall promptly either refund to Lessee the amount thereof or permit Lessee to credit the amount thereof against subsequent payments payable under this paragraph 27, and on the first day of the month following the month in which the applicable statement is furnished to Lessee and monthly thereafter until a new statement shall be furnished to Lessee by Lessor, Lessee shall pay to Lessor an amount equal to one-twelfth (1/12th) of Lessee's proportionate share of the actual Expenses shown on the statement last submitted to Lessee. Notwithstanding the foregoing sentence to the contrary, if the Lease Commencement Date is not the first day of a month, then, in addition to the amount set forth above as the annual Base Rent for the first Lease Year, for each day of such partial month, Lessee shall pay one three hundred sixty-fifth (1/365) of such annualized estimation on the Lease Commencement Date. Lessor may, no more than twice in any calendar year, furnish to Lessee a revised statement of Lessor's estimate of Lessee's proportionate share of Expenses for such calendar year, and in each such case, the monthly installments of Lessee's proportionate share of Expenses shall be adjusted and paid substantially in the same manner as provided in the preceding sentence. Lessee's obligation to pay Base Rent and additional rent for any period of time attributable or allocable prior to the expiration of this Lease shall survive the expiration or earlier termination of this Lease and any failure of Lessor to provide Lessee with a statement shall not relieve or release Lessee for its obligation to pay its proportionate share of actual Expenses at such time as the applicable statement is furnished to Lessee.

         28.     SECURITY SERVICES:

         Lessee acknowledges that Lessor is not providing, and is not obligated to provide, any security protection services to the Demised Premises, Buildings or Land.

         29.     "AS IS":

         Lessor shall not be required to do any work in, on or upon the Demised Premises or the Building to ready the same for Lessee's use or occupancy of the Demised Premises, it being acknowledged that Lessee is fully familiar with the condition of the Demised Premises and that Lessee has either undertaken an exhaustive examination of the same prior to the execution of this Lease or has waived the opportunity to undertake such inspection. All other work necessary for Lessee's use, occupancy and operation of the Demised Premises for their intended purposes shall be done by Lessee, at Lessee's sole cost and expense, pursuant to the terms and conditions of this Lease.

         30.     WAIVER OF JURY AND COUNTERCLAIM:

         It is mutually agreed by and between Lessor and Lessee that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee's use or occupancy of said Demised Premises and/or any claim of injury or damage and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Lessor commences any summary proceeding or action for non-payment of rent, additional rent or other charge payable hereunder, Lessee will not interpose any counterclaim of whatsoever nature or description in such proceeding or action or seek to consolidate any action or proceedings with Lessor's action or proceedings. Lessor and Lessee agree that in the event of any litigation regarding this Lease, its terms and the enforcement of the rights and obligations of the parties hereto, the sole proper venue for any such litigation shall be in Fairfax County, Virginia.

         31.     SECURITY DEPOSIT:

                 (a) Simultaneously with Lessee's execution of this Lease, Lessee shall deposit with Lessor the sum of Ninety Thousand Dollars ($90,000) as security for the faithful performance and observance by Lessee of the terms, provisions and conditions of this Lease; it is agreed that in the event Lessee defaults in respect of any of the terms, provisions and conditions of this Lease, Lessor may, without prejudice to any other remedy which Lessor may have on account therefor, appropriate, use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any sum as to which Lessee is in default beyond applicable notice and cure periods and Lessee shall forthwith, upon demand of Lessor, restore said security to the original sum deposited. Lessor may commingle the security deposit with its other funds and no interest shall be payable to Lessee. In the event that Lessee shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Lessee after the date fixed at the end of this Lease and after delivery of entire possession of the Demised Premises to Lessor. In the event of a sale of the Land and Buildings or leasing of the Building, Lessor shall have the right to transfer the security to the purchaser or lessee and Lessor shall thereupon be released by Lessee from all liability for the return of such security.

                 (b) Notwithstanding the foregoing, Lessee shall have the right at any time to deliver to Lessor an unconditional, irrevocable "evergreen" letter of credit in substitution for up to Seventy Thousand Dollars ($70,000) of the cash security deposit, subject to the following terms and conditions. Such letter of credit shall be (a) in the form attached hereto as Exhibit F or Exhibit F-1, or in a form substantially similar to the form attached as Exhibit F with only minor, immaterial changes; (b) at all times in the amount of the security deposit (less any cash security deposit held by Lessor), and shall permit multiple draws; (c) issued by an Acceptable Bank (as defined below) located in the Washington, DC metropolitan area; (d) made payable to, and expressly transferable and assignable at no charge by, the owner from time to time of the Building (which transfer/assignment shall be conditioned only upon the execution of a written document in connection therewith and which transfer/assignment shall be only to any future owner from time to time of the Building or lender to the owner from time to time of the Building) (or if the issuer charges a transfer or assignment fee, the same shall be paid by Lessee); (e) payable at sight upon presentment to the draw location specified in the letter of credit (which must include at least one local branch of the issuer) of a simple sight draft or certificate stating that an Event of Default exists for which Lessee owes Lessor money under this Lease and the amount that Lessor is owed in connection therewith; (f) of a term not less than one year; and (g) at least thirty (30) days prior to the then-current expiration date of such letter of credit either (1) automatically renewed (or automatically and unconditionally extended) from time to time through the ninetieth (90th) day after the expiration of the Lease Term, or (2) replaced with cash in the amount of the Security Deposit. The issuer of the letter of credit must agree to notify both Lessor (at each of the following addresses: c/o Peter Lawrence Commercial Real Estate, 4710 Eisenhower Boulevard, Suite C-1, Tampa, Florida 33634, and 11440 Isaac Newton Square North, Suite 208, Reston, Virginia 20190) and Lessee in writing (the "Nonrenewal Notice") by certified mail, return receipt requested at least thirty (30) days prior to the expiration of the letter of credit if it will not renew or extend the same in accordance with this paragraph. Notwithstanding anything in this Lease to the contrary, any cure or grace periods set forth in this Lease shall not apply to any of the foregoing, and, specifically, if Lessee fails to timely comply with the requirements of subsection (g) above, then such failure shall be an Event of Default for which no notice or cure period is permitted and Lessor shall have the right to immediately draw upon the letter of credit without notice to Lessee and apply the proceeds to the security deposit; provided, however, that if the issuer of the letter of credit timely delivers a Nonrenewal Notice to Lessor and Lessee, then Lessor shall not draw on the letter of credit unless Lessor does not receive either cash or a replacement letter of credit (meeting the requirements of this Section) by the fifth (5th) day after Lessor's timely receipt of the Nonrenewal Notice. Each letter of credit shall be issued by a commercial bank that has a credit rating with respect to certificates of deposit, short term deposits or commercial paper of at least P-2 (or equivalent) by Moody's Investor Service, Inc., or at least A-2 (or equivalent) by Standard & Poor's Corporation (an "Acceptable Bank"). If the issuer's credit rating is reduced below P-2 (or equivalent) by Moody's Investors Service, Inc. or below A-2 (or equivalent) by Standard & Poor's Corporation, or if the financial condition of such issuer changes in any other materially adverse way, then Lessor shall have the right to require that Lessee obtain from a different issuer a substitute letter of credit that complies in all respects with the requirements of this Section, and Lessee's failure to obtain such substitute letter of credit within ten (10) business days following Lessor's written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Lessor to immediately draw upon the then existing letter of credit in whole or in part, without notice to Lessee. In the event the issuer of any letter of credit held by Lessor is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said letter of credit shall be deemed to not meet the requirements of this Section, and such event shall constitute an Event of Default permitting Lessor to draw down the entire letter of credit (provided, however, that if there exists no other Event of Default at such time, then, Lessor shall hold the same as a cash security deposit until the occurrence of an Event of Default or the delivery by Lessee of a substitute letter of credit meeting the terms of this Section). Alternatively, Lessor may require that Lessee replace the letter of credit with a substitute letter of credit that meets the requirements of this Section and Lessee's failure to do so (or to replace the same with cash) within ten (10) business days after Lessor's request therefor shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day period). Lessee shall notify Lessor in writing as soon as it becomes aware of the placement of the issuer of the letter of credit into conservatorship or receivership. Any failure or refusal of the issuer to honor the letter of credit shall be at Lessee's sole risk and shall not relieve Lessee of its obligations hereunder with respect to the security deposit.

         32.     VIRGINIA LAW:

         This Lease shall be governed by and construed in accordance with the laws of, or applicable to, the Commonwealth of Virginia. For purposes of Virginia Code Section 55-2, this Lease shall be deemed to be a Deed of Lease.


         33.     BROKER:

         Lessee represents that the sole brokers instrumental in consummating this Lease were The Mark Winkler Company and The Staubach Company ("Brokers") and that no dealings or prior negotiations were had with any other broker concerning the renting of the Demised Premises. Lessee agrees to hold Lessor harmless against any claims for brokerage commissions, other than those made by Brokers arising out of any conversations had by Lessee with any broker other than Brokers. Lessor agrees to hold Lessee harmless against any claims for brokerage commissions arising out of any conversations had by Lessor with any broker other than Brokers.

         34.     RECORDING:

                 Lessee shall not record this Lease or a memorandum thereof without the written consent of Lessor.

         35.     RULES AND REGULATIONS:

         Lessee shall observe faithfully and comply strictly with the rules and regulations set forth in Exhibit B attached hereto and made a part hereof and any amendments or supplements thereto and such further rules and regulations as Lessor may, from time to time, adopt or promulgate.

         36.     FAILURE TO DELIVER POSSESSION:

         If Lessor is unable to deliver possession of all or any portion of the Demised Premises, because of the holding-over or retention of possession of any tenant, under tenant or occupant, or for any other reason, Lessor shall not be subject to any liability for failure to give possession and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this Lease. If permission is given to Lessee to enter into the possession of all or any portion of the Demised Premises prior to the date specified as the commencement of the term of this Lease, Lessee covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except as to the covenant to pay rent.

         37.     WAIVER OF LIABILITY:

         In the event that at any time Lessor shall sell or transfer title to the Building or Lessor's interest therein, provided the purchaser or transferee assumes the obligations of Lessor hereunder arising from and after the date of the transfer, the Lessor named herein shall not be liable to Lessee for any obligations or liabilities based on or arising out of events or conditions occurring on or after the date of such sale or transfer. Lessee agrees to look solely to the estate and interest of Lessor in the Land and Buildings, and subject to prior right of any mortgage of the Land and/or Buildings, for the collection of any judgment (or other judicial process) recovered against Lessor based upon the breach by Lessor of any of the terms, conditions or covenants of this Lease on the part of Lessor to be performed, and no other property or assets of Lessor shall be subject to levy, execution or other enforcement procedures for the satisfaction of Lessee's remedies under or with respect to either this Lease, the relationship of Lessor or Lessee hereunder, or Lessee's use and occupancy of the Demised Premises.

         38.     RIGHT OF LESSOR TO DISCHARGE OBLIGATIONS OF LESSEE:

         If Lessee shall fail to perform or observe any of the terms, obligations or conditions contained herein on its part to be performed or observed hereunder, within the time limits set forth herein (including any applicable notice and cure periods set forth in Section 17, except in the event of an emergency), Lessor may, at its option, but shall be under no obligation to do so, perform or observe the same and all costs and expenses incurred or expended by Lessor in such performance or observance shall, upon demand by Lessor, be immediately repaid to Lessor by Lessee together with interest thereon at the higher of fifteen percent (15%) per annum or one hundred twenty (120%) percent of the prime rate charged by Citibank, N.A. (or if both rates be illegal, at the maximum rate permitted by law) to the date of repayment; provided, however, that unless the notice given to Lessee pursuant to Section 17 specifically notified Lessee of Lessor's rights under this Section to cure any such failure of Lessee and collect the costs incurred therefor from Lessee, and except in the event of emergency, Lessor shall notify Lessee that it intends to exercise its rights under this Section (in which case Lessor shall not exercise its rights under this Section unless the default is not fully and completely cured before the fifth (5th) day after Lessee's receipt of such notice). For the purposes of this Lease, the term "prime rate" shall mean the rate then being charged by Citibank, N.A. to its largest corporate customers for unsecured loans of ninety (90) days or less.

         39.     SERVICE CONTRACTS:

         In addition to Lessee's other obligations contained herein, Lessee specifically agrees to keep and maintain in good order and condition the heating, air-conditioning and ventilating systems and equipment now or hereafter located on and/or servicing the Demised Premises; and in connection therewith, Lessee shall, at its sole cost and expense, obtain, procure and keep in full force and effect, throughout the term of this Lease, a standard maintenance agreement by a contractor approved by Lessor, such approval not to be unreasonably withheld or delayed, which agreement must be acceptable in form and content to Lessor, and provide, among other things, for the contractor to furnish the parts and labor necessary to repair and maintain such systems and equipment in good working order and to provide prophylactic inspections and maintenance services on at least quarter annual intervals, a copy of which service contract shall be given to Lessor within sixty (60) days after the execution of this Lease, and thereafter at least sixty (60) days prior to the expiration date of the then current contract.

         40.     BINDING ON SUCCESSORS, ETC.:

         Except as otherwise provided in this Lease, the covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Lessor and Lessee and their respective legal representatives, successors and assigns.

         41.     LATE CHARGE:

         Lessee shall pay to Lessor a late charge of ten (10 cents) cents per dollar for any installment of base annual rent, any item of additional rent or other charge payable hereunder which Lessee has failed to pay to Lessor when due, not as a penalty, but to help defray administrative and other expenses involved in handling delinquent payments. In the event any check given to Lessor by, or on behalf of, Lessee is returned to Lessor by its bank for insufficient funds or for any other reason or is otherwise uncollectible, Lessee shall pay to Lessor a service charge in the sum equal to the higher of
(i) Ten and no/100 ($10.00) Dollars for each check so returned or otherwise uncollected or (ii) five (5%) percent of the amount of the check so returned or otherwise uncollected, which service charge, if applicable and if not prohibited by law, shall be in addition to, and not in substitution of, any "late charge".

         42.     ATTORNMENT:

         If Lessor's interest in the ground lease or Demised Premises or the Building is encumbered by a mortgage and such mortgage is foreclosed, or Lessor's interest in the ground lease, the Demised Premises or the Building is acquired by deed in lieu of foreclosure or if Lessor's interest in the ground lease, the Demised Premises or Building are sold pursuant to such foreclosure or by reason of a default under said mortgage, then notwithstanding such foreclosure, such acquisition by deed in lieu of foreclosure, such sale, or such default (i) Lessee shall not disaffirm this Lease or any of its obligations hereunder and
(ii) at the request of the applicable mortgagee, transferee by deed in lieu of foreclosure or purchaser at such foreclosure or sale, Lessee shall attorn to such mortgagee, transferee or purchaser and execute a new lease for the Demised Premises for the rentals reserved herein and otherwise setting forth all of the provisions of this Lease except that the term of such new lease shall be for the balance of the term of this Lease, and except that such mortgagee, transferee or purchaser shall not be bound by any amendment of this Lease made without the consent of the holder of each Mortgage existing as of the date of such amendment.


         43.     EXECUTION OF LEASE:

         The submission of this Lease for examination does not constitute a reservation or option of any kind or nature whatsoever on or for the Demised Premises or any other space within the Building and shall vest no right in either party. This Lease shall become effective as a lease only upon execution and legal delivery thereof by the parties hereto. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document.

         44.     MORTGAGEE PROTECTION CLAUSE:

         Lessee agrees to give any mortgage and/or trust deed holders, by certified mail, a copy of any notice of default served upon Lessor. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have such additional time as may be reasonably necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so pursued.

         45.     PARTIAL INVALIDITY:

         If any provision of this Lease or application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

         46.     HOLDING OVER:

         Any holding over after the expiration of the term or any validly exercised renewal term shall be construed to be a tenancy from month to month at the rent equal to One Hundred Fifty percent (150%) of the Base Rent, Expenses and additional rentals and other charges specified herein (prorated on a monthly basis) and shall otherwise be on the terms herein specified so far as applicable. Notwithstanding the foregoing, if, not less than ninety (90) days before the end of the Lease Term, Lessee notifies Lessor in writing that it would like to hold over in the Premises for either one (1) calendar month or two (2) calendar months, and if together with such notice Lessee delivers to Lessor the entire holdover rent payment required by this Section for the entire desired hold over period, then, unless Lessor notifies Lessee that it has leased all or any portion of the Premises or has a "legitimate prospect" therefor within fourteen (14) days after Lessor's receipt of Lessee's notice and the holdover rent payment, then Lessee shall be permitted to hold over in the Premises for either one (1) or two (2) calendar months, as requested by Lessee. A "legitimate prospect" shall mean a potential tenant from whom Lessor has received an executed letter of intent.

         47.     HAZARDOUS MATERIALS:

         Lessee covenants and agrees, at its sole cost and expense, to (i) indemnify, protect and save Lessor harmless against and from any and all fines, damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including, without limitation, attorneys' and experts' reasonable fees and disbursements) of any kind or of any nature whatsoever (collectively, the "Indemnified Matters") which may at any time be imposed upon, incurred by or asserted or awarded against

Lessor and arising from, or out of, the presence, existence, storage, handling or disposition of any Hazardous Materials (as hereinafter defined) on, in, under, from or affecting all or any portion of the Demised Premises (including the area on which any generator installed pursuant to Section 52 may be located) introduced or caused at any time by Lessee or its agents or employees or any invitee of such parties and (ii) promptly, upon Lessor's demand, (y) remove, or cause to be removed, from the Office Park and properly disposed of, all Hazardous Materials introduced or caused at any time by Lessee or its agents or employees or any invitee of such parties and (z) undertake and complete all remediation of such Hazardous Materials. As used herein, "Hazardous Materials" means petroleum, petroleum products or distillates, petroleum derived substances, asbestos, asbestos containing materials or any other materials, wastes or substances which are (or would or could, upon attainment of a certain level or concentration, be) regulated, defined, determined or identified as hazardous, toxic or special waste in any Laws (as hereinafter defined) or such other items or materials that, in Lessor's reasonable determination, could constitute or pose a potential threat to the environment or a potential health threat. As used herein, "Laws" means any Federal, State or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

         Indemnified Matters shall include, without limitation, all of the following: (i) the costs of removal, and proper disposal, of any and all Hazardous Materials introduced or caused at any time by Lessee or its agents or employees or any invitee of such parties from all or any portion of the Demised Premises or any surrounding areas (including the area on which any generator installed pursuant to Section 52 may be located), (ii) additional costs required to take necessary precautions to protect against the release of Hazardous Materials on, in, under or affecting the Demised Premises (including the area on which any generator installed pursuant to Section 52 may be located) into the air, any body of water, any other public domain or any surrounding areas and (iii) costs incurred to bring the Demised Premises and any surrounding areas (including the area on which any generator installed pursuant to Section 52 may be located) into compliance with all applicable Laws with respect to Hazardous Materials. All removal work referred to in clause
(i) above, all work and other actions to take precautions against release referred to in clause (ii) above and all work and other actions performed in order to comply with Laws referred to in clause (iii) above are herein collectively referred to as "Corrective Work".

         Lessor represents that it has not received any notice of violation of any environmental law which remains uncured, and that, to its knowledge, no Hazardous Materials are present in the Building in violation of any environmental law. If, pursuant to applicable Laws, removal or remediation of Hazardous Materials is required, then Lessor shall be responsible, at its cost, to remove or remediate any such Hazardous Materials (a) generated or released by Lessor in or about the Building in violation of applicable Law; or (b) existing in the Demised Premises on or before the Commencement Date unless introduced by Lessee or its agents or employees or any invitee of any such parties, in which event Lessee shall, at its sole cost, remove or remediate such Hazardous Materials.

         Lessor's rights under this paragraph 47 shall be in addition to all other rights of Lessor under this Lease. Notwithstanding anything to the contrary contained herein, the indemnity provided for under this paragraph 47 with respect to surrounding areas shall not extend to the cost of Corrective Work on, in, under or affecting any surrounding areas, if the applicable Hazardous Materials did not originate from any portion of the Demised Premises (including the area on which any generator installed pursuant to Section 52 may be located), unless the removal of any Hazardous Materials on, in, under or affecting any surrounding areas is required by Law or by order or directive of any Federal, State or local governmental authority in connection with the Corrective Work on, in, under or affecting any portion of the Demised Premises.

         48.     ESTOPPEL CERTIFICATE:

         Lessee agrees, at any time, and from time to time, upon not less than ten (10) business days prior notice by Lessor, to execute, acknowledge and deliver to Lessor, a statement in writing addressed to Lessor or such other party as Lessor shall designate certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modification), stating the dates to which Base Rent, additional rent and other charges have been paid, the amount of security deposited, if any, and stating whether or not there exists any default in the performance of any covenant, agreement, term, provisions or condition contained in this Lease, and, if so, specifying each such default and containing such other information, items and certifications as Lessor shall request, it being intended that any such statement delivered pursuant hereto may be relied upon by Lessor and by any purchaser, mortgagee or prospective mortgagee of any mortgage affecting all or any portion of the Office Park and by any lessor under a ground or underlying lease affecting all or any portion of the Office Park.

         49.     FINANCIAL STATEMENTS:

         Lessee hereby agrees, from time to time and at the request of Lessor (but not more frequently than quarterly), to furnish Lessor, within thirty (30) days of each such request, with such financial statements of Lessee as Lessor shall require in order to reasonably determine the financial condition of Lessee, which financial statements shall be certified by Lessee's chief financial officer as true, complete and correct. Such statements shall be prepared by an independent certified public accountant and shall include, without limitation, Lessee's net worth statements and statements of financial position and retained earnings statement of Lessee and its subsidiaries, if any, for the preceding three (3) years. Lessee agrees that Lessor may furnish any of its lenders or potential lenders or purchasers copies of such financial statements and records. Lessor agrees to hold, and to cause its lender and potential lenders and purchasers to hold, such financial statements in confidence and not to disclose such records to any party other than such party as shall have a financial interest in the Office Park or who has a loan on all or any portion of the Office Park or who is interested in making a loan on all or any portion of the Office Park or who is interested in purchasing all or a portion of the Office Park. Notwithstanding the foregoing, the provisions of this Section 49 shall not apply to Lessee as long as Lessee is a public company trading on a recognized national or regional exchange.

         50.     QUIET ENJOYMENT; ACCESS:

         Lessor represents and covenants that it has the full right, power and authority to make this Lease and that Lessee, on payment of the rentals and performance of the covenants on Lessee's part to be performed hereunder, shall and may peacefully and quietly have, hold and enjoy the Demised Premises during the term hereof. Notwithstanding any of the foregoing to the contrary, Lessee shall have access to the Building and the Demised Premises twenty-four (24) hours per day each day of the year (except in the event of an emergency).

         51.     ROOFTOP ACCESS:

                 (a) Subject to the satisfaction of all the conditions in this Section 51 and all other provisions of this Lease, Lessee shall have the right to install and maintain on the roof of the Building (the "Antenna Area") (at the location shown on Exhibit D) three (3) antennas, together with the cables extending from such antenna to the Premises, in accordance with the plans and specifications approved by Lessor. The location, size, weight, height and all other features and specifications of the antenna and the manner of the initial installment of the same shall be subject to Lessor's prior written approval, which approval may be granted or withheld in Lessor's sole and absolute discretion. Notwithstanding the foregoing, Lessee shall not be entitled to install such an antenna (i) which is greater than two (2) meters in diameter, (ii) which is more than ten (10) feet in height, (iii) if such installation would adversely affect (or in a manner that would adversely affect) any warranty with respect to the roof of the Building, (iv) if such installation would adversely affect (or in a manner that would adversely affect) the structure or any of the building systems of the Building, or if such installation would require (or in a manner that would require) any structural alteration to the Building, or if such installation would disturb the roof membrane or make any other penetration on the roof or the exterior facade of the Building unless Lessor in its sole and absolute discretion approves in writing such structural alteration, (v) if such installation would violate (or in a manner that would violate) any covenant, condition, or restriction of record affecting the Building or any applicable federal, state or local law, rule or regulation, (vi) unless all required approvals and consents of all holders of mortgages encumbering the Building are obtained,
(vii) unless Lessee has obtained and maintains at Lessee's expense, and has submitted to Lessor copies of, all permits and approvals relating to such antenna and such installation and maintenance (including, without limitation, any permit required if a crane is necessary to place such antenna on the roof) and pays all taxes and fees related thereto, (viii) unless such antenna is white or of a beige or lighter color (or otherwise appropriately screened), (ix) unless such antenna is installed, at Lessee's sole cost and expense, by a qualified contractor chosen by Lessee and approved in advance by Lessor, which approval shall not be unreasonably withheld, (x) the installation or operation of which would interfere with or disrupt the use or operation of any other antenna or the roof of the Building, (xi) unless Lessee obtains Lessor's prior consent to the manner and time in which such installation work is to be done; (xii) unless sufficient room therefor exists on the roof, as determined by Lessor's, at the time of the proposed installation; and (x) unless screened from view from the grounds adjacent to the Building in a manner and with materials acceptable to Lessor in its sole discretion. All plans and specifications concerning such installation shall be subject to Lessor's prior written approval, which approval shall not be unreasonably withheld, and Lessee shall reimburse Lessor's expenses incurred in such review. All repairs and installations required after the initial installation of the antenna also shall be subject to Lessor's prior written approval (to be granted or withheld in Lessor's sole and absolute discretion) which approval shall be at Lessee's sole cost and expense.

                 (b)      Lessee's   access to any such antenna  shall be
subject to reasonable rules and regulations relating thereto established from time to time by Lessor.,

                 (c) At all times during the Lease Term, Lessee shall (i) maintain said antenna in clean, good and safe condition and in a manner that avoids interference with or disruption to Lessor and other tenants of the Building and (ii) comply with all requirements of laws, ordinances, rules and regulations of all public authorities and insurance companies which shall impose any order or duty upon Lessor with respect to or affecting the antenna or wiring out of Lessee's use or manner of use thereof. Lessee shall pay and discharge all costs and expenses incurred by Lessor in connection with the furnishing, installation, maintenance, operation and removal of the antenna within five (5) days after written demand. All repairs to the Building made necessary by reason of the furnishing, installation, maintenance, operation or removal of the antenna or any replacements thereof (including, without limitation, any invalidation of the roof warranty due to the antenna or Lessee's actions) shall be at Lessee's sole cost. Such maintenance shall be performed by a qualified contractor approved by Lessor. At the expiration or earlier termination of the Lease Term, Lessee shall remove such antenna and related equipment from the Building and surrender the Satellite Area in good condition, ordinary wear and tear and unavoidable damage by the elements excepted.

                 (d) Upon at least ten (10) days' prior written notice to Lessee, Lessor shall have the right to require Lessee to relocate the antenna, if in Lessor's opinion such relocation is necessary or desirable. Any such relocation shall be performed by Lessee at Lessor's expense, and in accordance with all of the requirements of this Section. Nothing in this Section shall be construed as granting Lessee any line of sight easement with respect to such satellite dish antenna.

                 (e) It is expressly understood that by granting Lessee the right hereunder, Lessor makes no representation as to the legality of such antenna or its installation. In the event that any federal, state, county, regulatory or other authority requires the removal or relocation of such antenna, Lessee shall remove or relocate such antenna at Lessee's sole cost and expense, and Lessor shall under no circumstances be liable to Lessee therefor.

                 (f) Lessee shall indemnify and hold Lessor harmless from and against all costs, damages, claims, liabilities and expenses (including attorneys' fees) suffered by or claimed against Lessor, directly or indirectly, based on, arising out of or resulting from any act or omission by Lessee or Lessee's employees, agents, assignees, subtenants, contractors, clients, guests, licensees, customers or invitees with respect to the installation, use, operation, maintenance, repair or disassembly of such antenna and related equipment.

                 (g) The antenna may be used by Lessee only in the conduct of Lessee's customary business. No assignee or subtenant shall have any rights pursuant to this Article.

                 (h) Lessee shall maintain such insurance as is appropriate with respect to the installation, operation and maintenance of the antenna. Lessor shall have no liability on account of any damage to or interference with the operation of the antenna except for physical damage caused by Lessor's gross negligence or willful misconduct and Lessor expressly makes no representations or warranties with respect to the capacity for an antenna placed on the roof of the Building to receive or transmit signals. The operation of the antenna shall be at Lessee's sole and absolute risk. Lessee shall in no event interfere with the use of any other communications equipment located on the roof of the Building.

         52.     GENERATOR INSTALLATION:

         Lessee has notified Lessor that it may desire, at Lessee's sole cost and expense, to install a generator behind the Building to service Lessee's operations within the Demised Premises. Subject to Lessor's approval of the location, size and style of the proposed generator and the method of constructing or installation of the same, including compliance with Article 47 of the Lease (which approval may be granted or withheld in its sole and absolute discretion), and subject to Lessee's demonstrating to Lessor's sole discretion that Lessee has obtained all necessary governmental, quasi-governmental and all other required approvals (including any architectural review board approval), Lessee may install such approved generator in accordance with the plans and procedures approved by Lessor. All such work shall be performed by Lessee in accordance with Article 7 of this Lease. Thereafter, Lessee shall be required, at its sole cost, to operate, maintain and repair such generator and the area surrounding the generator in a clean and safe condition and in accordance with all applicable Laws. On or before the expiration or earlier termination of the Term (or at any earlier time at which Lessee's use of or the existence of the generator does not comply with all Laws and required approvals), Lessee shall, at its sole cost and expense, remove the generator (and all other related improvements, i.e., fuel tank, containment wall, etc.) and restore the area on which the generator was located to the condition that existed prior to the installation thereof unless Lessor, at least ninety (90) days prior to the expiration of the Lease Term, notifies Lessee in writing (the "Nonremoval Notice") that it shall not remove the generator. Notwithstanding the foregoing, if Lessor sends the Nonremoval Notice, Lessee shall have the right, by providing written notice to Lessor not later than ten (10) business days after Lessee's receipt of the Nonremoval Notice, to override such notice and remove the generator in accordance with this Section.

         IN WITNESS WHEREOF, we have hereunto set our hands and seals the day and year first above written.


                                        LESSOR:

Witnesses:                              APA PROPERTIES NO. 6, L.P.
                                        by its Agent, Peter Lawrence
                                        Of Virginia, Inc.


                                        By:      /s/ JAMES J. SHAPIRO
/s/ LAUREL ANN COYCE                             ---------------------
--------------------
Name: LAUREL ANN COYCE                  Name:    James J. Shapiro
                                        Title:   President


                                        LESSEE:

Witnesses:                              CYBERCASH, INC., a Delaware corporation


                                        By:     /s/ JAMES J. CONDON
/s/ SCOTT D. RABIN                              -------------------
------------------                      Name:   James J. Condon
Name: SCOTT D. RABIN                    Title:  Chief Financial Officer and
                                                Chief Operating Officer